 EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

FIRST: The name of the corporation shall be The Graystone Company, Inc.

SECOND: Its registered officer in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808.  The name of its registered agent at such address is The Company Corporation.

THIRD: The purpose or purposes of the corporation shall be:  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue is Seven Hundred Fifty Million (700,000,000) shares of common stock with par value of $0.0001.

FIFTH: The name and address of the incorporator is as follows:

The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omission not in good faith or which intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of tis Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH. No contract or other transaction between the Corporation and any other corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in or are directors or officers of such other corporation. Any director individually, or any firm of which such director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors, or a majority thereof; and any director of the Corporation, who is also a director or officer of such other corporation, or is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect, as if he were not such director or officer of such other corporation or not so interested,

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this Certificate of Incorporation this 14th Day of January, 2011.

By:/s/ J.W. Mezey
Name: J.W. Mezey
Secretary